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                                                                    EXHIBIT 99.1

[LOGO OF PILOT NETWORK SERVICES, INC.]

Contact:
Donald J. Marsee
Chief Financial Officer
510-433-7800 or dmarsee@pilot.net



                  Pilot Network Services Notified of Potential
                                Nasdaq Delisting


     Alameda, Calif., March 29, 2001 - Pilot Network Services, Inc.(R) (Nasdaq:
PILT), the first provider of highly secure, subscription-based e-business services, today announced that it was notified by Nasdaq of the exchange's decision to delist Pilot's common stock from the Nasdaq National Market.

     Nasdaq's decision to delist Pilot's common stock was based on Nasdaq Marketplace Rule 4450(a)(3) and results from Pilot's failure to maintain at least $4.0 million in net tangible assets.

     On March 28, 2001, Pilot requested an oral hearing to review Nasdaq's determination. The hearing request stays the delisting of Pilot's common stock, which otherwise would have occurred on March 30, 2001, pending the decision of a Nasdaq Listing Qualifications Panel. There can be no assurance that the decision of the Nasdaq Listing Qualifications Panel will be favorable to Pilot. In the event that Pilot's common stock is delisted following the hearing, redemption rights in favor of the holder of Pilot's Series A Preferred Stock will be triggered.
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About Pilot Network Services, Inc.

     Pilot Network Services, Inc. is the first provider of highly secure, subscription-based e-business services. As the Security Utility(TM) pioneer, Pilot enables secure e-business for companies of all sizes in every industry by providing a wide range of services with built-in security to protect enterprise networks. Pilot protected e-business services include secure hosting, Internet access and gateways, and extranet/VPN services. Customers can choose options including encryption, authentication, access control, virus scanning, and web filtering. Pilot provides the highest level of protection available today by connecting businesses to the Internet through Pilot Security Centers. Protection from hackers, viruses, and other threats is built into the Pilot network with an advanced, distributed security architecture called the Pilot Heuristic Defense Infrastructure(TM) (HDI(TM)). The Pilot HDI combines the most advanced technology with 24 x 7 monitoring by security engineers to continually evolve and proactively defend Pilot clients' e-business interactions against attack. Pilot can be reached at 888-40-PILOT or online at www.pilot.net and info@pilot.net.